Exhibit 99.1

HUDBAY MINERALS INC.

SHARE OPTION PLAN – 2008 AMENDMENT

ARTICLE 1

PURPOSE OF PLAN

1.1 The purpose of the Plan is to attract, retain and motivate persons as directors, officers, employees and consultants of the Corporation and its Affiliates and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

ARTICLE 2

DEFINED TERMS

2.1 Where used herein, the following terms shall have the following meanings, respectively:

A.	“Affiliate” means any corporation that is an affiliate of the Corporation as defined in National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended from time to time.

B.	“Associate”, with any person or company, is as defined in the Securities Act (Ontario), as may be amended from time to time.

C.	“Blackout Period” means the period during which designated insiders and employees of the Corporation cannot trade Common Shares pursuant to the Corporation’s policy respecting restrictions on designated insider and employee trading that is in effect at that time (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Corporation or in respect of an insider, that insider, is subject, unless during such period the Corporation’s said policy respecting restrictions on trading is also in effect).

D.	“Board” means the board of directors of the Corporation or, if established and duly authorized to act, a Committee appointed for such purpose by the board of directors of the Corporation.

E.	“Business Day” means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading.

F.	“Change of Control” means the occurrence of any one or more of the following events:

(i)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, as a result of which the holders of Shares, prior to the completion of the transaction, hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(ii)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(iii)

(A) any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Associates and/or Affiliates of the Acquiror to cast or to direct the casting of 30% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors); and (B) as a result of such acquisition of control, directors of the Corporation holding such office immediately prior to such acquisition of control shall not constitute a majority of the Board;

(iv)	as a result of or in connection with: (A) a contested election of directors, or; (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, as a result of such acquisition of control, directors of the Corporation holding such office immediately prior to such acquisition of control shall not constitute a majority of the Board; or

(v)	the Board adopts a resolution to the effect that a change of control has occurred or is imminent.

For the purposes of the foregoing, “Voting Securities” means Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities.

G.	“Corporation” means HUDBAY MINERALS INC. and includes any successor corporation thereto.

H.	“Eligible Individual” means any director, officer, employee or consultant of (i) the Corporation, or (ii) any Affiliate, (and includes any such person who is on a leave of absence authorized by the Board or the board of directors of any Affiliate).

I.	“Eligible Person” means, subject to all applicable laws, any Eligible Individual, Holding Company or Eligible Individual’s RRSP.

J.	“Exchange” means the Toronto Stock Exchange and, where the context permits, any other exchange on which the Shares are or may be listed from time to time.

K.	“Holding Company” means a corporation wholly-owned by an Eligible Individual, the issued and outstanding voting shares of which are, and will continue to be, beneficially owned, directly or indirectly, by such Eligible Individual and/or the spouse, children and/or grandchildren of such Eligible Individual.

L.	“Insider” means:

(a)	an insider as defined under Section 1(1) of the Securities Act (Ontario) as may be amended from time to time, other than a person who falls within that definition solely by virtue of being a director or senior officer of an Affiliate; and

(b)	an Associate of any person who is an insider by virtue of Section 2.12(a) above.

M.	“Market Price” at any date in respect of the Shares shall be the closing price of such Shares on the Exchange, on the last trading date prior to the date on which the Option is approved by the Board; provided that if such Board approval occurs during a Black Out Period then such last trading date shall be deemed to be the trading date immediately preceding the date the Black Out Period expires. In the event that the Shares are not then listed and posted for trading on an Exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion.

N.	“Option” means a right granted to an Eligible Person to purchase Shares granted under this Plan.

O.	“Option Price” means the price per Share at which Shares may be purchased upon the exercise of an Option, as the same may be adjusted from time to time in accordance with Section 8.5.

P.	“Optionee” means an Eligible Person to whom an Option has been granted.

Q.	“Person” means an individual, a corporation, a partnership, an unincorporated association or organization, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the Canada Business Corporations Act.

R.	“Plan” means the HUDBAY MINERALS INC. Share Option Plan, as the same may be amended or varied from time to time.

S.	“Resignation” means the cessation of board membership, employment (as an officer, employee) or consultancy of the Eligible Person with the Corporation or an Affiliate as a result of resignation.

T.	“Retirement” means an Eligible Individual ceasing to be a director, officer or employee of the Corporation or an Affiliate after attaining a stipulated age in accordance with the Corporation’s normal retirement policy or earlier with the Corporation’s consent.

U.	“Retirement Date” means the date on which an Optionee ceases to be an Eligible Individual due to the Retirement of the Eligible Individual.

V.	“RRSP” means a registered retirement savings plan.

W.	“Shares” means the common shares of the Corporation or, in the event of an adjustment contemplated by Section 8.5, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment.

X.	“Subsidiary” means any corporation which is a subsidiary as such term is defined in the Canada Business Corporations Act.

Y.	“Termination” means: (i) in the case of a director, the termination of board membership of the director by shareholder’s of the Corporation or any Affiliate, the failure to re-elect or re-appoint the individual as a director of the Corporation or an Affiliate, or Resignation, other than through Retirement; (ii) in the case of an officer, the removal of or failure to re-appoint the individual as an officer of the Corporation or an Affiliate or Resignation other than through Retirement; (iii) in the case of an employee, the termination of the employment of the employee with or without cause, as the context requires, by the Corporation or an Affiliate or Resignation, other than through Retirement; and (iv) in the case of a consultant, the termination of the consulting duties of the consultant by the Corporation or an Affiliate, with or without cause, as the context requires or Resignation.

Z.	“Termination Date” means the date on which an Optionee ceases to be an Eligible Individual.

AA.	“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another or to the same person in a different capacity, whether or not voluntary and whether or not for value and any agreement to effect any of the foregoing.

2.2 The headings of all articles, Sections and paragraphs in this Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of this Plan.

2.3 Whenever the singular or masculine are used in this Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

2.4 The words “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this Plan as a whole and not to any particular article, Section, paragraph or other part hereof.

2.5 Unless otherwise specifically provided, all references to dollar amounts in this Plan are references to lawful money of Canada.

ARTICLE 3

ADMINISTRATION OF PLAN

3.1 This Plan shall be administered by the Board, in accordance with the rules and policies of the Exchange. The Board shall receive recommendations of management and shall determine and designate from time to time those Eligible Persons to whom Options should be granted, the number of Options to be granted, the vesting of the Options, the expiry of the Options and any other terms and conditions of the grant.

3.2 The Board shall have the power, where consistent with the general purpose and intent of this Plan and subject to the specific provisions of this Plan and without limitation:

(a)	to establish policies and to adopt, prescribe, amend or vary rules and regulations for carrying out the purposes, provisions and administration of the Plan and to make all other determinations necessary or advisable for its administration;

(b)	to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c)	to determine which Eligible Persons are granted Options and to grant Options;

(d)	to determine the number of Options to be granted to Eligible Persons;

(e)	to determine the Option Price;

(f)	to determine the time or times when Options will be granted and exercisable;

(g)	to determine if the Shares which are subject to an Option will be subject to any restrictions upon the exercise of such Option;

(h)	to prescribe the form of the instruments relating to the grant, exercise and other terms of Options;

(i)	to determine the expiry date of each Option;

(j)	to determine the extent each Option is exercisable; and

(k)	to determine other terms and conditions relating to each Option.

ARTICLE 4

SHARES RESERVED UNDER PLAN

4.1

(a)	The aggregate maximum number of Shares available for issuance from treasury under this Plan, subject to adjustment pursuant to Section 8.4, is 13,000,000.

(b)	The maximum number of Shares issuable to Insiders, at any time, pursuant to this Plan and any other security based compensation arrangement of the Corporation is 10% of the total number of Shares then outstanding. The maximum number of Shares issued to Insiders, within any one year period, pursuant to this Plan and any other security based compensation arrangement of the Corporation is 10% of the total number of Shares then outstanding. For the purposes of this Section 4.1, the number of Shares then outstanding shall mean the number of Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Option.

(c)	Notwithstanding the foregoing, the maximum number of Shares issuable to non-employee directors under the Plan and pursuant to any other security based compensation arrangement shall not exceed the lesser of $100,000 in value per year and 1% in number of the issued and outstanding Shares of the Corporation per year. Notwithstanding Sections 4.1 and 11.1, the Corporation has agreed to, and will issue 100,000 options (the “New Grant”) to two new directors (who joined the Board prior to the amendments to this Plan taking effect), once any applicable Blackout Period expires, and the New Grant will be deemed to have occurred prior to any amendments to this Plan.

ARTICLE 5

ELIGIBILITY; GRANT; TERMS OF OPTIONS

5.1 Options may be granted to Eligible Persons. An Eligible Person may receive Options on more than one occasion under this Plan and may receive separate Options on any one occasion.

5.2 Options may be granted by the Corporation pursuant to the recommendation and approval of the Board from time to time.

5.3 In the event that no specific determination is made by the Board with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

(a)	the period during which an Option shall be exercisable shall be five years from the date the Option is granted to the Optionee;

(b)

there may or may not be applicable vesting provisions relating to Options that are granted. If an Option grant is silent as to the applicable vesting provisions, the following vesting schedule shall be deemed to apply: during each 12 month period commencing on the 12 month anniversary of and within the next two successive years of the date of grant of the Option, the Optionee may take up not more than 33 1/3%, 33 1/3% and 33 1/3%, respectively, of the Shares covered by the Option. If the number of Shares taken up under the Option during any such 12 month period is less than the amount of the Shares that are subject to the Options which have then vested, the Optionee shall have the right, at any time or from time to time during the remainder of the term of the Option, to exercise the Option which were exercisable, but which were not exercised during such 12 month period;

(c)	if the expiration date for an Option fall within a Blackout Period or within nine Business Days following the expiration of a Blackout Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth Business Day after the end of the Blackout Period, such tenth Business Day to be considered the expiration date of such Option for all purposes under the Plan. The ten Business Day period referred to in this Subsection 5.3(c) may not be extended by the Board;

(d)	no fractional Shares may be issued and the Board may determine the manner in which fractional Shares will be treated; and

(e)	Options may be granted so that they qualify as incentive stock options (“ISO’S”) under Section 422(d) of the U.S. Internal Regulation Service Code (the “IRS Code”) in accordance with the requirements and limitations of Section 9.4. At no times shall ISO’S granted to holders of at least 10% of the Shares, have a term that is longer than five years.

5.4 The Option Price of Shares which are the subject of any Option shall in no circumstances be lower than the Market Price of the Shares. The Board shall not reduce the exercise price of any outstanding Option without requisite shareholder approval.

5.5 Upon written notice from an Eligible Individual, any Option that might otherwise be granted to that Eligible Individual will be granted, in whole or in part, to an RRSP or a Holding Company. Otherwise, an Option is personal to the Optionee and is non-assignable.

5.6 All references in this Plan to the Shares outstanding at the date of the issuance shall mean that number of Shares determined on the basis of the number of Shares that are outstanding immediately prior to the determination date.

ARTICLE 6

EXERCISE OF OPTIONS

6.1 Subject to the provisions of this Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised. The Optionee may either pay the Option Price in full at the time of delivery of the written exercise notice or may pay the Option exercise price in full at the time of delivery of the certificate representing the Shares purchased under the exercised Options. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable period of time following the receipt of such notice and payment.

6.2	(a)	The exercise price for Shares purchased under an Option shall be paid in full to the Corporation by delivery of consideration in an amount equal to the Option Price. Such consideration must be paid by cheque or, unless the Board in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, a combination of cash and/or cheque (if any).

	(b)	The Corporation may permit an Optionee to elect to pay the Option Price by authorizing a third party to sell Shares (or a sufficient portion of such Shares) acquired upon exercise of the Option and remit to the Corporation a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholding resulting from such exercise.

(c)	In addition, the Option Price for Shares purchased under an Option may be paid, either singly or in combination with one or more of the alternative forms of payment authorized by this Section 6.2, by such other consideration as the Board may permit.

6.3 Notwithstanding any of the provisions contained in this Plan or in any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(a)	completion of such registration or other qualification or obtaining approval of such governmental or regulatory authority as counsel to the Corporation shall reasonably determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the listing of such Shares on the Exchange, if applicable; and

(c)	the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in the Shares, as the Corporation or its counsel reasonably determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

The Corporation, to the extent necessary shall take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on the Exchange.

ARTICLE 7

TERMINATION, RETIREMENT OR DEATH AND GRANDFATHERING

7.1	(a)	In the event of the Termination of an Eligible Individual for “cause”, each Option held by the Eligible Individual or the Eligible Individual’s Holding Company or RRSP, as applicable, will cease to be exercisable immediately upon the Termination Date.

	(b)	In the event of the Termination of an Eligible Individual, for reasons other than “cause”, each Option held by the Eligible Individual or the Eligible Individual’s Holding Company or RRSP, as applicable, will cease to be exercisable within a period of 60 days after the Termination Date or such longer period as determined by the Board. For greater certainty, such determination of a longer period may be made at any time subsequent to the date of the grant of the Options, subject to the provisions of Section 8.2 and Section 8.3 (which shall override this provision as to inability to exercise unvested Options). If any portion of an Option held by a terminated Eligible Individual or such Eligible Individual’s Holding Company or RRSP, as applicable, has not vested on the Termination Date, the Optionee holding such Options may not, after the Termination Date, exercise such portion of the Options which has not vested, provided that the Board may determine at any time, including for greater certainty at any time subsequent to the date of grant of the Options, that such portion of the Options vest automatically or pursuant to a vesting schedule determined by the Board.

	(c)	Subject to Section 7.1(d), in the event of Retirement of the Eligible Individual, then, such Eligible Individual or the Eligible Individual’s Holding Company or RRSP, as applicable, shall have the right, at any time or from time to time during the remainder of the term of the Option, to purchase such number of Shares that remain subject to the Option, provided that any Options held by such Eligible Individual or the Eligible Individual’s Holding Company or RRSP, as applicable, at the time of the Eligible Individual’s Retirement, shall remain subject to Section 5.3 of the Plan.

(d)

If an Eligible Individual dies, the personal representatives, heirs or legatees of the deceased Eligible Individual may exercise the Options held by the deceased Eligible Individual or the deceased Eligible Individual’s Holding Company or RRSP, as applicable, within one year after the date of the Eligible Individual’s death regardless of the original expiry date of the Options or such longer period as determined by the Board. For greater certainty such determination may be made at any time subsequent to the date of grant of the Options. Options held by a deceased Eligible Individual or such Eligible Individual’s Holding Company or RRSP, as applicable, that have not vested on the Eligible Individual’s date of death shall automatically vest on such date of death. If the personal representative, heir or legatee of a deceased Eligible Individual exercises the Options of the deceased Eligible Individual in accordance with the terms of this Plan, the Corporation will have no obligation to issue the Shares until evidence satisfactory to the Corporation has been provided by the personal representative, heir or legatee that it is entitled to act on behalf of the deceased Eligible Individual to purchase the Shares under this Plan.

All of the foregoing shall be subject to (and shall be superseded by) any employment agreement relating to the Optionee and the Corporation or its Affiliates.

7.2 Each Option must be confirmed, and will be governed, by an agreement or notice in a form determined by the Board and signed by the Corporation and the Eligible Individual, an RRSP of which the Eligible Individual is an annuitant, or the Eligible Individual’s Holding Company, as applicable.

7.3 Options shall not be affected by any change in position with the Corporation as long as the Optionee continues to be an Eligible Person.

7.4 Options are personal to each Eligible Person. No Eligible Person may deal with any Options or any interest in them or Transfer any Options now or hereafter held by the Eligible Person, except as provided in Section 5.5. If a Holding Company ceases to be wholly-owned and controlled by an Eligible Individual and/or the spouse, children and/or grandchildren of such Optionee, such change in ownership or control shall be deemed to be an improper Transfer of all of the Options held by such Holding Company. An improper Transfer of any Options will not create any rights in the purported transferee, will cause the immediate termination of the Options and the Corporation will not issue any Shares upon the attempted exercise of improperly Transferred Options.

7.5 Subject to Section 11.1, all Options granted to Eligible Persons prior to these amendments coming into effect, shall be deemed to continue in accordance with their original terms.

ARTICLE 8

CHANGE IN CONTROL AND CERTAIN ADJUSTMENTS

8.1 Notwithstanding any other provision of this Plan, if the Board makes a determination that a Change of Control is imminent as provided in Section 2.1F(v), the Corporation may give written notice to all Optionees advising them that, within 30 days after the date of such notice and not thereafter, each Optionee must advise the Board whether the Optionee desires to exercise its Options (including Options that have not then vested) prior to the closing of the proposed transaction which would give rise to the Change of Control (the “Proposed Transaction”). If the Optionee fails to provide such notice within the 30-day period, all rights of the Optionee will terminate, provided that the Proposed Transaction is completed within 180 days after the date of the notice. If the Proposed Transaction is not completed within the 180-day period, no right under any Options will be exercised or affected by the notice, except that the Options may not be exercised between the date of expiration of the 30-day period and the day after the expiration of the 180-day period. If an Optionee gives notice that the Optionee desires to exercise its Options prior to closing of the Proposed Transaction; (i) all Options which have not then vested, shall automatically vest; and (ii) all Options which the Optionee elected by notice to exercise will be exercised immediately prior to the effective date of the Proposed Transaction or such earlier time as may be required to complete the Proposed Transaction.

8.2 In the event of a Change of Control, pursuant to the provisions of Section 2.1F(i), (iii), (iv) or (v) (with respect to (v), if the Board has adopted a resolution that a Change of Control has occurred) and the Plan continues or is replaced with a substantially similar option plan and the Eligible Individual is subject to Termination, for reasons other than “cause” or Resignation, as the case may be, as at such date or at any time up to the 12 month anniversary of such Change of Control, all Options outstanding shall immediately become exercisable.

8.3 In the event of a Change of Control, pursuant to the provisions of Section 2.1F(i), (iii), (iv) or (v) (with respect to (v), if the Board has adopted a resolution that a Change of Control has occurred) and the Plan does not continue or is not replaced with a substantially similar option plan, all Options outstanding shall be immediately exercisable.

8.4 In the event of a Change in Control pursuant to the provisions of Section 2.1F(ii), all Options outstanding shall be immediately exercisable.

8.5 Appropriate adjustments with respect to Options granted or to be granted, in the number of Shares optioned and in the Option Price and in the number of Shares available for issuance under this Plan, shall be made by the Board to give effect to adjustments in the number of Shares of the Corporation resulting from subdivisions, consolidations or reclassifications of the Shares of the Corporation, the distribution of securities, property or assets by way of dividend or otherwise (other than dividends in the ordinary course), or other relevant changes in the capital of the Corporation or the amalgamation or merger of the Corporation with or into any other entity including without limitation, those corporate restructurings the Board would consider to be capital events. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the Shareholders of the Corporation and to acceptance by the Exchange respectively, if applicable.

8.6 Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Eligible Individual, subject to any required regulatory or shareholder approvals.

ARTICLE 9

AMENDMENT OR DISCONTINUANCE OF PLAN

9.1 Except as otherwise set out below, the Board shall seek shareholder and regulatory approval for any amendments to this Plan. The Board may discontinue this Plan at any time without first obtaining shareholder approval, provided that such discontinuance may not in any manner adversely affect the Optionees’ rights under any Option granted under this Plan.

9.2 The Board subject to receipt of requisite regulatory approval, where required, and without further shareholder approval, in its sole discretion, may make the following amendments to this Plan:

(a)	amending typographical, clerical and grammatical errors;

(b)	reflecting changes to applicable securities laws;

(c)	changing the termination provisions of an Option or the Plan which do not entail an extension beyond the original expiry date;

(d)	including the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Plan reserve; and

(e)	ensuring that the Options granted under this Plan will comply with any provisions respecting income tax and other laws in force in any country or jurisdiction of which a Optionee may from time to time be resident or a citizen.

Notwithstanding the foregoing, the Corporation shall obtain requisite shareholder approval in respect of amendments to this Plan, to the extent such approvals are required by any applicable laws or regulations.

9.3 The Board may postpone or adjust any exercise of any Option or the Issuance of any Shares pursuant to this Plan as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain registration of this Plan or the Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Shares and this Plan are exempt from such registration. The Corporation is not obligated by any provision of this Plan or any grant hereunder to sell or issue Shares in violation of any applicable law. In addition, if the Shares are listed on a stock exchange, the Corporation will have no obligation to issue any Shares pursuant to this Plan unless the Shares have been duly listed, upon official notice of issuance, on a stock exchange on which the Shares are listed for trading.

9.4	(a)	Notwithstanding any other provision of this Plan to the contrary, the aggregate number of Shares available for ISOs is 13,000,000, subject to adjustment pursuant to Section 8.2 and subject to the provisions of Sections 422 and 424 of the IRS Code.

	(b)	Each Option agreement shall specify whether the related Option is an ISO or a non-ISO. If no such specification is made, the related Option will be (1) an ISO if all of the requirements under the IRS Code that must be satisfied in order for such Option to qualify as an ISO are satisfied; or (2) in all other cases, a non-ISO.

	(c)	ISOs may only be granted to Eligible Individuals who are employees of the Corporation or an Affiliate for the purposes of Section 422 of the IRS Code.

	(d)	An ISO shall be treated as a non-ISO to the extent that the aggregate fair market value of the Shares (determined as of the applicable grant date) with respect to which ISOs are exercisable for the first time during any calendar year (pursuant to this Plan and all other plans of the Corporation and of any Affiliate for the purposes of Section 422 of the IRS Code) will exceed U.S.$100,000 or any other limitation subsequently set forth in Section 422(d) of the IRS Code.

	(e)	The exercise price per Share payable upon exercise of an ISO granted to an Eligible Individual who is a 10% Shareholder on the applicable grant date will be not less than 110% of the Market Price of a Share on the applicable grant date. “10% Shareholder” means any Eligible Individual who owns, taking into account the constructive ownership rules set forth in Section 424(d) of the IRS Code, more than 10% of the total combined voting power of all classes of stock of the Corporation.

	(f)	No ISO may be granted more than 10 years after the earlier of (i) the date on which this Plan is adopted by the Board, or (ii) the date on which this Plan is approved by the shareholders of the Corporation.

	(g)	If the Board determines to extend the exercise period of an ISO pursuant to its authority granted under this Plan or to make any other revision to the terms of an ISO, such Options shall thereafter be treated as non-ISO to the extent required under Sections 422 and 424 of the IRS Code. Notwithstanding any provision in this Plan to the contrary, any revision to the terms of Options (whether an ISO or non-ISO) granted to a U.S. Optionee shall be made only if it does not create adverse tax consequences under Section 409A of the IRS Code.

(h)	In the event that this Plan is not approved by the shareholders of the Corporation within 12 months before or after the date on which this Plan is adopted by the Board, any ISO granted under this Plan will automatically be deemed to be a non-ISO.

9.5 The Corporation or its Affiliates may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation or its Affiliate is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any payment or delivery of Shares made under this Plan.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 An Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of this Plan (including tendering payment in full of the Option Price of the Shares in respect of which the Option is being exercised) and the issuance of Shares by the Corporation.

10.2 Nothing in this Plan or any Option shall confer upon an Optionee any right to continue in the employ of the Corporation or any Affiliate or affect in any way the right of the Corporation or any Affiliate to terminate the Optionee’s employment at any time; nor shall anything in this Plan or any Option be deemed or construed to constitute an agreement or an expression of intent on the part of the Corporation or any Affiliate to extend the employment of any Optionee beyond the time which the Optionee would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Affiliate, or beyond the time at which the Optionee would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Affiliate.

10.3 To the extent required by law or regulatory policy or as may be necessary to allow Shares issued on exercise of an Option to be free of resale restrictions, the Corporation shall report the grant, exercise or termination of the Option to the Exchange and the appropriate securities regulatory authorities.

10.4 The Corporation makes no representation or warranty as to the future market value of any Options issued in accordance with the provisions of this Plan.

10.5 If any provision of this Plan or any Option contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

10.6 This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

ARTICLE 11

EFFECTIVE DATE

11.1 This Plan as amended shall be effective upon receiving requisite regulatory and shareholder approvals.